Exhibit 77Q(3)

INVESTMENT COMPANY COMPLEX
AUDIT COMMITTEE CHARTER
(as of December 11, 2013)

1.
Each Audit Committee shall have a minimum of three members and shall consist solely of Board members who are not “interested persons” as defined in the Investment Company Act of 1940, as amended, of the Funds in the Investment Company Complex.

2.	The purposes of each Audit Committee are to:

a.
assist the Boards of Directors and Trustees (the “Boards”) in overseeing (1) each Fund’s accounting and financial reporting policies and practices, its internal controls and, as appropriate, the internal controls of certain service providers, (2) the integrity, quality, and objectivity of each Fund’s financial statements and the independent audit thereof; (3) each Fund’s compliance with legal and regulatory requirements, (3) each Fund’s independent auditor’s qualifications and independence, (4) the performance of each Fund’s independent auditors, and (5) to act as a liaison between each Fund’s independent auditors and the full Boards; and

b.	prepare the disclosure required by Item 407(d)(3)(i) of Regulation S-K and Item 7(d) of Schedule 14A, as applicable.

The function of each Audit Committee is oversight. Each Fund’s management is responsible for (i) the preparation, presentation and integrity of each Fund’s financial statements, (ii) the maintenance of appropriate accounting and financial reporting principles and policies and (iii) the maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The auditors are responsible for planning and carrying out proper audits and reviews. In fulfilling their responsibilities hereunder, it is recognized that members of each Audit Committee are not full-time employees of each Fund and are not necessarily, and do not necessarily represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of each Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures. Each member of each Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside each Fund from which it receives information, (ii) the accuracy of the financial and other information provided to each Audit Committee by such persons and organizations absent actual knowledge to the contrary (which shall be promptly reported to each Fund’s Board), and (iii) statements made by the officers and employees of each Fund, each Fund’s investment manager, or other third parties as to any information technology, internal audit, and other non-audit services provided by the independent auditors to each Fund. In addition, the review of each Fund’s financial statements by each Audit Committee is not of the same scope and quality as audits performed by the independent auditors, nor does each Audit Committee’s review substitute for the responsibilities of each Fund’s management for preparing, or the independent auditors for auditing, the financial statements.  Nothing in this Charter shall be construed to reduce the responsibilities or liabilities of each Fund’s service providers, including the independent auditors.

3.	To carry out its purposes, each Audit Committee shall have the following duties, responsibilities, and powers:

a.
to recommend the selection, retention, or termination of auditors and, in connection therewith, to evaluate the independence of the auditors, including whether the auditors provide any consulting services to each Fund’s investment manager or its affiliates (it being understood that the auditors are ultimately accountable to each Audit Committee and each Fund’s Board and that each Audit Committee and each Fund’s Board shall have the ultimate authority and responsibility to select, evaluate, retain and terminate auditors, subject to any required shareholder vote);

b.
to, at least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

c.
to ensure receipt of a formal written statement from the auditors on a periodic basis specifically delineating all relationships between the auditors and each Fund; to discuss with the auditors any disclosed relationships or services that may impact the auditors’ objectivity and independence; and to take, or recommend that the full Board take, appropriate action to oversee the independence of the auditors;

d.
to meet with each Fund’s independent auditors, including private meetings, and management, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits; (ii) to discuss critical accounting policies and practices to be used in the annual audit and all alternative treatments, if any, of financial information within generally accepted accounting principles that have been discussed with management, and the ramifications of the use of such alternative treatments, if any; (iii) to review copies of any material written communication between the independent auditor and management; (iv) to review and discuss each Fund’s annual audited financial statements and semi-annual financial statements, including reviewing specific disclosures under “Management’s Discussion of Fund Performance” in its Form N-CSR; (v) to review the adequacy and effectiveness of relevant internal controls and procedures and the quality of the staff implementing those controls and procedures and to obtain annually in writing from the independent auditors their letter as to the adequacy of such controls as required by Form N-SAR; (vi) to discuss any matters of importance relating to each Fund’s financial statements, including any adjustments to such statements recommended by the auditors, or other results of said audit(s); (vii) to consider the auditors’ comments with respect to each Fund’s financial policies, procedures and internal accounting controls and management’s responses thereto; (viii) review with the independent auditor any audit problems or difficulties and management’s response; and (ix) to review the form of opinion the auditors propose to render to each Fund;

e.	to consider the effect upon each Fund of any changes in accounting principles or practices proposed by management or the auditors;

f.	to review the audit and non-audit services provided to each Fund by the auditors and the fees charged for such services;

g.
to consider for pre-approval any non-audit services proposed to be provided by the auditors to each Fund, and any non-audit services proposed to be provided by such auditors to each Fund’s investment manager and any service providers controlling, controlled by, or under common control with each Fund’s investment manager, if any, which have a direct impact on Fund operations or financial reporting.  In those situations when it is not convenient to obtain full Audit Committee approval, the Chairman of each Audit Committee is delegated the authority to grant pre-approvals of auditing, audit-related, non-audit related, tax, and all other services so long as all such pre-approved decisions are reviewed with the full Audit Committee at their next scheduled meeting. Such pre-approval of non-audit services proposed to be provided by the auditors to a Fund is not necessary, however, under the following circumstances: (1) all such services do not aggregate to more than 5% of total revenues paid by the Fund to the auditor in the fiscal year in which services are provided, (2) such services were not recognized as non-audit services at the time of the engagement, and (3) such services are brought to the attention of the Audit Committee, and approved by the Audit Committee, prior to the completion of the audit;

h.
to consider whether the provision by each Fund’s auditor of non-audit services to its investment manager or its affiliates that provide ongoing services to a Fund which services were not pre-approved by the Audit Committee, is compatible with maintaining the auditor’s independence;

i.
to review with each Fund’s principal executive officer and/or principal financial officer, in connection with their certification of Form N-CSR, any significant deficiencies in the design or operation of internal controls which could adversely affect a Fund’s ability to record, process, summarize and report financial data or material weaknesses therein and any reported evidence of fraud involving management of other employees who have a significant role in the Fund’s internal controls;

j.
to review the status of each Audit Committee’s members to determine if any of them may be considered a “financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002 and make recommendations regarding the “financial expert” determination to the full Board;

k.
to establish procedures for:  the receipt, retention, and treatment of complaints received by each Fund regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of each Fund’s investment manager or any other provider of accounting related services for each Fund, as well as employees of each Fund, of concerns regarding questionable accounting or auditing matters;

l.	to discuss each Fund’s earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies;

m.	to discuss policies with respect to risk assessment and risk management;

n.	to meet separately, periodically, with management and with independent auditors;

o.	to set clear hiring policies for employees or former employees of the independent auditors;

p.	to investigate improprieties or suspected improprieties in Fund operations;

q.
to cause the preparation of any report or other disclosure required by the New York Stock Exchange, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or any other regulatory authority, as applicable; and

r.	to report its activities to the full Boards on a periodic basis and to make such recommendations with respect to the above and other matters as each Audit Committee may deem necessary or appropriate.

4.	Each Audit Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require.

5.	Each Audit Committee shall regularly meet with each Fund’s management, including financial personnel.

6.
Each Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, and shall have the discretion to institute investigations of improprieties or suspected improprieties and is vested with authority to retain special counsel and other experts or consultants at the expense of the Fund.

7.
Each Audit Committee shall evaluate the adequacy of this Charter and the performance of each Audit Committee at least annually and recommend any changes to the full Boards. The Boards shall also review and approve this Charter at least annually.